EXHIBIT 107

CALCULATION REGISTRATION FEE

Form Type 424(b)(5)

CENTRAIS ELÉTRICAS BRASILEIRAS S.A. — ELETROBRAS

The prospectus supplement to which this Exhibit is attached is a final prospectus for the related offering. The maximum aggregate offering price of that offering is U.S.$6,922,115,935.93. For purposes of calculating registration fee, total amounts in reais have been translated into U.S. dollars at the selling rate reported by the Brazilian Central Bank (Banco Central do Brasil) (“Central Bank”) as of June 9, 2022, which was R$4.8951 to U.S.$1.00.

		Security Type	Security Class Title	Fee Calculation Rule	Amount Registered		Proposed Maximum Offering Price Per Common Share	Maximum Aggregate Offering Price	Amount of Registration Fee (1)
Newly Registered Securities
Fees to Be Paid	Primary Offering	Equity	Common Shares (1)	457(r)	732,296,868	(2)	8.63	6,319,721,970.84	585,838.23
	Secondary Offering	Equity	Common Shares (1)	457(r)	69,801,516	(2)	8.63	602,387,083.08	55,841.28

(1)	Calculated in accordance with Rule 457(r) under the Securities Act of 1933, as amended. Represents deferred payment of registration fees in connection with the registrant’s Registration Statement on Form F-3 (Registration No. 333-265268) being paid herewith.

(2)	Includes 104,621,528 common shares issuable upon exercise of the underwriters’ over-allotment option to purchase additional shares of common share.